EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-19127) of Cornell Companies, Inc., of our report dated July 13, 2005 relating to the financial statements of the Cornell Companies, Inc. 401(k) Profit Sharing Plan for the year ended December 31, 2004, which appears in this Form 11-K.

LJ Mosby, P.C.

Houston, Texas

July 13, 2005